DNB Financial Corporation

For further information, please contact:
Bruce Moroney
CFO/ Executive Vice President
484-359-3153	FOR IMMEDIATE RELEASE
bmoroney@dnbfirst.com	(DNBF - OTC Bulletin Board)

DNB Financial Corporation
Announces Earnings for the Third Quarter

(October 27, 2006, - Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported increased net income for the nine months ended September 30, 2006 of $1.4 million versus $1.3 million in the year earlier period. Per share earnings decreased from $0.62 per diluted share in the first nine months of 2005 to $0.57 per diluted share in 2006 due to an increase in shares outstanding following our successful share offering in 2005. The year earlier results included a pre-tax loss of $699,000 recorded on the sale of investments during the first quarter of 2005. Interest income for the first nine months of 2006 increased to $20.8 million from $17.1 million in 2005 reflecting our ongoing strategy to move assets out of securities and into loans and also to an increase in market interest rates. Loans and leases increased 21.0 % to $334.8 million at September 30, 2006, up from $276.6 million a year earlier. Net interest income increased by $640,000, however our net interest margin decreased from 3.41 % in 2005 to 3.24 % for the nine month period in 2006 due to an inverted yield curve and continued intense competition in our market area.

Non-interest expense for the first nine months of 2006 was $12.2 million compared to $10.7 million in 2005 with the majority of the increase attributable to the cost of new offices opened in Newtown Square and West Chester. The higher expense level also reflects the addition of experienced personnel in other revenue producing activities, particularly lending and retail. In addition, our professional and consulting expenses increased in conjunction with the efficiency project that was announced last quarter. Non-interest income improved from $1.6 million for the first nine months of 2005 to $2.6 million in 2006. Non-interest income includes service charges on deposit accounts, cash management fees and wealth management income.

Total assets increased $49.5 million to $506.7 million at September 30, 2006, compared to $457.2 million at September 30, 2005. DNB’s capital remained strong at $30.9 million, resulting in a 6.15% average equity to average assets ratio and a 13.3% risk-based capital ratio. The number of fully diluted shares outstanding at September 30, 2006 was 2.4 million versus 2.1 million at the close of the third quarter of 2005. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF.

At September 30, 2006, DNB’s non-performing loans to total loans ratio was .64% and the allowance for credit losses to non-performing assets ratio was 199.1%. DNB’s current reserve for loan and lease losses is 1.28% of total loans.

Comparing the third quarter of 2006 to the year earlier quarter, net income decreased to $417,000 versus $587,000 for the quarter ended September 30, 2005, or $0.17 per diluted share versus $0.28 per diluted share, respectively. Interest income rose during the third quarter of 2006 to $7.3 million from the $6.2 million reported for the same period in 2005.

Interest expense for the third quarter of 2006 was $3.6 million compared to $2.5 million reported for the same period in 2005. DNB had average deposits of $362.2 million for the third quarter of 2006 compared to $329.7 million for the same period in 2005 with an average cost of 2.36% and 1.52%, respectively. The composite cost of funds was 3.02% and 2.30% in the respective periods. DNB’s net interest margin for the most recent quarter was 3.20% versus 3.49% for the same period in 2005.

Non-interest income rose to $871,000 in the third quarter of 2006 versus $761,000 reported for the same period in 2005. Non-interest expense for the third quarter of 2006 was $4.2 million compared to $3.7 million in 2005.

“DNB’s retail and lending teams have had great success thus far in 2006. Loans are up 16%, while deposits have increased 9% in a very challenging market,” said William S. Latoff, Chairman and CEO. “DNB, like most other banks, has experienced net interest margin compression due to the flat yield curve and an extremely competitive environment. As I indicated last quarter, as we set the course to grow DNB into a larger, more diverse organization, we’ve undertaken a company-wide initiative to improve our efficiency and enhance our customers’ experience. To that end, we’ve streamlined a good number of our processes and procedures utilizing technology and eliminating unnecessary processes. As part of this initiative, we have eliminated 14 full-time positions, saving approximately $575,000 in salary and benefits, with the majority of the staff reductions coming through attrition. We anticipate that the savings in salaries, along with the implementation of a number of revenue enhancements will positively impact DNB’s earnings during the next several quarters.1 ” said William S. Latoff.

Founded in 1860, DNB First is the oldest independent bank in Chester County, with ten full service and two limited service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

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1 The statements above relating to anticipated levels of non-interest income; non-interest expense, net interest margin and the positive impact on earnings from staff reductions are “forward looking statements. Such improvements are subject to a variety of factors, including customer acceptance of reduced staffing levels and higher fees for certain products and services, timing and magnitude of operational changes, customer acceptance of new pricing metrics, as well as the shape of the yield curve and the competition in the company’s market place for such products and services. Many of the decisions involved are in the discretion of management, and management reserves the right to adjust DNB’s strategies to respond to future, unanticipated circumstances.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events. These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
EARNINGS:
Interest income	$7,308	$6,180	$20,796	$17,102
Interest expense	3,557	2,487	9,677	6,623
Net interest income	3,751	3,693	11,119	10,479
Provision for credit losses	-	75	-	120
Non-interest income	871	761	2,585	1,576
Non-interest expense	4,187	3,678	12,198	10,657
Income before income taxes	435	701	1,506	1,278
Income tax expense (benefit)	18	114	139	(25)
Net income	417	587	1,367	1,303
Net income per share, diluted*	$0.17	$0.28	$0.57	$0.62

PERFORMANCE RATIOS:
Interest rate spread	3.10%	3.44%	3.14%	3.36%
Net interest margin	3.20%	3.49%	3.24%	3.41%
Return on average equity	5.47%	9.14%	6.05%	6.90%
Return on average assets	0.33%	0.51%	0.37%	0.39%

	September 30
	2006	2005
FINANCIAL POSITION:
Securities	$134,915	$153,332
Loan and leases	334,784	276,579
Allowance for credit losses	4,287	4,563
Total assets	506,749	457,244
Deposits	369,928	322,050
Borrowings	102,385	107,324
Stockholders' equity	30,918	25,452

EQUITY RATIOS:
Tier 1 leverage ratio	8.11%	7.39%
Risk-based capital ratio	13.31%	12.50%
Book value per share*	$12.95	$12.22

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2005.